Exhibit 99.1

Jane Pritchett Henderson Chief Financial and Business Officer Panacos Pharmaceuticals 617-926-1551	Catherine Watts Collier Vice President Burns McClellan 212-213-0006 (office) 917-886-5586 (mobile)

Panacos Presents Phase 2b Bevirimat Data at the 48th Annual

Interscience Conference on Antimicrobial Agents and Chemotherapy

Watertown, MA (October 26, 2008) – Panacos Pharmaceuticals, Inc. (NASDAQ: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced that data from the Company’s Phase 2b study of bevirimat, Panacos’ lead HIV-1 Gag maturation inhibitor, was shown in an oral presentation at the Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) in Washington, DC. The key findings from Study 203 demonstrated that bevirimat appeared safe and effective in both treatment-experienced and treatment-naive HIV-positive patients, established the bevirimat dose-response curve, and prospectively confirmed factors that predict patient response to bevirimat treatment.

The data demonstrated a mean viral load reduction was -1.18 log10 copies/mL after 14 days of bevirimat treatment in the 31 bevirimat-treated patients in Study 203 who were free of key baseline Gag polymorphisms and who had bevirimat trough levels above the minimum target of 20 µg/mL. In addition, 91% of patients with these two response predictors had at least a 0.5 log10 viral load reduction by week 2 with a maximum treatment response of 2.03 log10.

Consistent with earlier studies, bevirimat was well-tolerated, with a safety profile comparable to earlier studies where bevirimat have been indistinguishable from placebo through the 14 days of treatment.

The Study 203 data were shown earlier today in an oral presentation by Dr. Jacob Lalezari, Assistant Clinical Professor of Medicine at UC San Francisco/Mount Zion Hospital, at the 48th ICAAC in Washington, D.C. Dr. Lalezari commented, “I am pleased to have presented these important data, which strongly support the further development of this first-in-class HIV maturation inhibitor. The data support the clinical use of bevirimat in treatment-experienced patients who often have limited options.”

“In addition to the significant viral load reduction seen in two weeks and the encouraging short-term safety profile, these results demonstrate that patients free of specific baseline Gag polymorphisms are most likely to respond to bevirimat,” Scott McCallister, M.D., Panacos’ Chief Medical Officer. “Pending regulatory concurrence, these predictors of response will be used to guide the selection of patients in Phase 3 clinical studies.”

In a separate poster presentation, Panacos reported additional data from Study 203, confirming the top of the dose-response curve was achieved at doses of less than 400mg daily in a liquid formulation. Furthermore, the pharmacokinetic/pharmacodynamics modeling supported the finding that patients with a bevirimat trough level of > 20 µg/mL and who are free of polymorphisms at Gag positions 369, 370 and 371 were the most likely to respond to bevirimat treatment with a relevant virologic response.

In the U.S., multi-center, double-blind, randomized Phase 2b study (Study 203), 75 patients were given bevirimat for 14 days. Baseline clinical and virological variables were assessed to establish that the determinants of bevirimat response were critical baseline Gag polymorphisms, or variants in the amino acid sequence. The prospective component of Study 203 confirmed that these Gag polymorphisms are predictors of response to treatment with bevirimat.

The polymorphisms that predict response to bevirimat are located at three codon positions on the 500-amino acid HIV-1 Gag protein. Bevirimat specifically blocks a late step in processing of Gag, leading to the production of virus particles that are structurally defective and are incapable of spreading infection around the body. Patients with the virus containing the most commonly occurring amino acids at positions 369, 370 or 371 on Gag are more likely to respond to bevirimat treatment. In contrast, those patients whose virus has polymorphisms at these positions are less likely to respond to the drug.

The frequency of Gag polymorphisms is variable, depending on the population tested. Based on a North American academic patient database and a 2007 publication from HIV clinics in France, the range of patients free of Gag polymorphisms (and hence expected to have an optimal treatment response) was approximately 60-68%. Any change in the amino acid sequence of Gag may be determined easily with a simple and rapid genotype assay, the type of HIV resistance test most frequently ordered by HIV-treating clinicians.

Panacos plans to use a newly developed 100mg tablet formulation of bevirimat in future clinical studies.

More information on the oral and poster presentations at ICAAC:

Sunday, October 26, 8:30 am EST

Slide Session #80 Antiretroviral Therapy; Location: Independence A (Grand Hyatt)

•	Oral Presentation by Dr. Jacob Lalezari: A Phase 2 Safety and Efficacy Study of Bevirimat (BVM) in Heavily Treatment Experienced HIV+ Patients Identifies the Target Phase 3 Study Profile

Sunday, October 26, 11:15 am – 12:15 pm EST

Poster Session #91 HIV Pharmacokinetics/Dynamics; Location: Hall C

•	Pharmacokinetics/Pharmacodynamics of Bevirimat (BVM) in a 14-day Functional Monotherapy Trial in HIV-infected Patients

The poster and the slides from ICAAC will be available on the Panacos’ website beginning on Monday, October 27, 2008.

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Approximately 1 million people in the United States and approximately 33 million people worldwide are living with HIV. Approximately 475,000 patients are treated annually for HIV in the United States. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion.

Except for the historical information contained herein, statements made herein, including those relating to bevirimat’s clinical development, the potential results of treatment with bevirimat and future clinical trials and clinical practice are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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